UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 17, 2014

Regulus Therapeutics Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35670	26-4738379
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

3545 John Hopkins Court Suite 210 San Diego, CA		92121 (Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code: (858) 202-6300

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement.

On October 17, 2014, we received written notice from Glaxo Group Limited, or GSK, of GSK’s election to terminate the Product Development and Commercialization Agreement by and between GSK and us dated April 17, 2008, as amended, in light of GSK’s review of its overall research priorities. The effective date of termination will be January 15, 2015, or the Termination Effective Date, in accordance with the terms of the agreement, and such termination is irrevocable by GSK. We will not incur any early termination penalties as a result of the termination of the agreement.

Under the agreement, we agreed to collaborate with GSK to discover, develop and commercialize novel microRNA therapeutics for the treatment of immuno-inflammatory diseases and hepatitis C virus infection (excluding RG-101 and any formulations thereof, which are fully-owned by us and not subject to the agreement), and granted GSK the option to obtain an exclusive, worldwide license to develop, manufacture and commercialize products in each program. Upon the Termination Effective Date, all of our research and development obligations and all licenses granted to GSK under the agreement will terminate, and all rights in collaboration targets and compounds will revert to us. Reverse royalties will not be payable by us to GSK.

GSK is the holder of a convertible promissory issued by us on October 10, 2012, the material terms of which are described in the third paragraph under Item 1.01 of our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 11, 2012, which description is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 22, 2014	Regulus Therapeutics Inc.

	By:	/s/ David Szekeres
David Szekeres
Chief Business Officer and General Counsel